Exhibit 99.1

Eastside Distilling, Inc. to hold its Annual Meeting of Shareholders on Thursday, August 19, 2021

PORTLAND, Oregon, August 13, 2021 /PRNewswire/ --Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits and ready-to-drink “RTD” craft cocktails, today announced it will proceed with the annual stockholder meeting on Thursday, August 19, 2021, at 2:00 p.m. Pacific Time.

On August 2, 2021, the Company announced in a press release that it had determined to postpone the 2021 annual meeting of stockholders to provide additional time for stockholders to review a new proposal to approve the terms and issuance of new warrants to purchase up to 900,000 shares of the Company’s common stock, as described in the Company’s Current Report on Form 8-K filed on August 5, 2021.

After further consideration, the Company has determined to proceed with the annual stockholder meeting on August 19, 2021, at 2:00 p.m. Pacific time, as originally scheduled.

Paul Block, Chairman and Chief Executive Officer commented, “The Company is moving ahead with our originally scheduled meeting on August 19th, in order to accelerate our 3-year strategic growth plan.”

The annual meeting will be a virtual meeting to be held over the Internet. Please see the Company’s proxy statement and related proxy materials, filed and made available to the stockholders on July 6, 2021, for information and instructions to attend the annual meeting in person or by proxy.

The Company will send notice of a separate special meeting of stockholders to approve the terms and issuance of the new warrants.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve financing, acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and other risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). A detailed discussion of the most significant risks can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K. The Company assumes no obligation to update the cautionary information in this press release.